Exhibit 11

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
WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and Common Equivalent Shares
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and on Common Shares Assuming Full Dilution
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(In thousands, except per share data)                  1998        1997        1996
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
Weighted average number of common
  shares outstanding - basic                         41,797      43,040      42,759

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                              727         787         599
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Weighted average number of common
  shares outstanding - diluted                       42,524      43,827      43,358
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Net income                                          $73,396     $48,116     $46,827
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Basic earnings per share                              $1.76       $1.12       $1.10
Diluted earnings per share                             1.73        1.10        1.08
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